EMPLOYMENT AGREEMENT


       EMPLOYMENT AGREEMENT, dated as of May 1, 2001, by and between FRONT PORCH DIGITAL INC., a Nevada corporation (the "Company"), and JEAN REICZYK, an individual residing at 2559 Ginny Way, Lafayette, Colorado 80026 (the "Employee").


                              W I T N E S S E T H:


       WHEREAS, the Company desires to employ the Employee as its Chief Executive Officer and wishes to acquire and be assured of Employee's services on the terms and conditions hereinafter set forth; and

       WHEREAS, the Employee desires to be employed by the Company as its Chief Executive Officer, and to perform and to serve the Company on the terms and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Company and the Employee hereby agree as follows:

       1. EMPLOYMENT. (a) The Company hereby employs the Employee to serve as a full time employee of the Company, and the Employee hereby accepts such employment with the Company, for the period set forth in Section 2 hereof. During the Employment Term (as defined below), the Employee's office and base from which he performs his duties hereunder shall be located in Boulder, Colorado.

              (b) To the best of the Employee's knowledge: (i) the Employee is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement and
(ii) his performance of all the terms of this Agreement and his employment by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to his employment by the Company.

       2. TERM. (a) Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period of three (3) years beginning May 1, 2001 (the "Effective Date") and ending on April 30, 2004, unless extended pursuant to paragraph (b) below (such period or, if the Employee's employment hereunder is earlier terminated, such shorter period, or if the Employee's employment is extended pursuant to paragraph (b) below, such longer period, being hereinafter called the "Employment Term").

              (b) The term of this Agreement shall automatically be extended for an additional one-year period on May 1, 2004 and on each May 1 thereafter unless, not later than the December 31 immediately preceding such May 1, the Company shall have given notice that it does not wish to extend this Agreement or the Employee shall have notified the Company that he wishes to leave the employ of the Company on the expiration date of the then current term of this Agreement.

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       3.     DUTIES.

              (a) The Employee shall be employed as the Chief Executive Officer of the Company. The Employee shall faithfully and competently perform such duties at such times and places and in such manner as the Company may from time to time reasonably direct or such other duties appropriate to a senior executive managerial position as the Board of Directors of the Company shall from time to time determine.

              (b) Subject to Section 3(c) hereof and except as may otherwise be approved in writing by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full time throughout the Employment Term to the services required of Employee hereunder. Subject to Section 3(c) hereof, the Employee shall render his services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of Employee's position.

              (c) The Company acknowledges that the Employee has various investments and business interests that he may pursue if such pursuits do not materially interfere with his duties hereunder. Further, provided such activities are not in conflict or in competition with the Company's interests, and the Company's trade secrets are not jeopardized in any manner, and the time and energy the Employee devotes to such activities do not significantly impair his ability to act satisfactorily as the Company's Chief Executive Officer, the Employee shall be permitted to act in such other capacities outside his employment with the Company. It is expressly agreed the Employee may retain his ownership interest in, and may continue to pursue, consistent with past practices, his management responsibilities with respect to, the entities listed on Schedule A.

              (d) Employee shall be entitled to serve on the Company's Board of Directors during the Employment Term; PROVIDED, HOWEVER, that his Base Salary shall constitute consideration for any such service and the Employee shall not be entitled to any additional compensation in respect of such service on the Board.

       4.     SALARY AND BONUS.

              (a) BASE SALARY. In consideration for the services of the Employee rendered to the Company hereunder, the Company shall pay the Employee a base salary at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00) during the Employment Term, payable in regular intervals in accordance with the Company's payroll practices (the "Base Salary"). The Base Salary will be reviewed at least annually with Employee's input. Adjustments to Base Salary shall be based on Employee's performance under the terms of a written personal performance plan ("PPP"), which shall be updated annually with Employee's knowledge and approval.

              (b) STOCK OPTIONS. On the Effective Date, the Company shall grant stock options to Employee pursuant to and subject to the terms and conditions of the 2000 Equity Incentive Plan of the Company to purchase 625,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company. Of such options, options to purchase 125,000 shares shall be at an exercise price of $2.00 per share and options to purchase 500,000 shares shall be at an exercise price of $4.00 per share. Such options shall vest in three equal annual

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installments, with the first installment vesting on October 1, 2001, the second installment vesting on October 1, 2002 and the remaining options vesting on October 1, 2003, and shall expire on September 30, 2010. All such stock options, whether or not vested, will be subject to forfeiture or termination in the event of a breach by the Employee of the provisions of Sections 6 or 8 hereof.

              (c) BONUSES. The PPP shall include goals (the "Bonusable Goals") which are reviewed annually with Employee's input and which, if achieved, would result in a specified bonus of at least $125,000 (the "Target Bonus") for each 12-month period ended December 31; provided, however, that the Employee shall be entitled to receive a guaranteed bonus of $125,000 for the 12-month period ending December 31, 2001 whether or not the Employee's Bonusable Goals for such period are achieved. The Company shall pay the Employee an additional bonus for achievements in excess of the Bonusable Goals according to the formula established in the PPP (the "Overachievement Bonus").

              (d) WITHHOLDING, ETC. The payment of any salary or bonuses hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such deductions as may be required under the Company's employee benefit plans.

       5.     BENEFITS. (a) During the Employment Term, the Employee shall be:

                     (i) eligible to participate in all employee fringe benefits and any pension and/or profit sharing plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

                     (ii) eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof; PROVIDED, HOWEVER, that the medical and health plans provided by the Company shall be equivalent to a preferred provider option from a national health care insurance provider;

                     (iii) entitled to paid time off each year in accordance with the Company's standard employee vacation policy, which shall be taken at such time or times as will not unreasonably hinder or interfere with the Company's business or operations; and

                     (iv) entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of the Employee's duties hereunder in accordance with the Company's policies applicable (on and after the date hereof) thereto.

              (b) Employee shall cooperate with the Company in the event the Company wishes to obtain key-man insurance on the Employee. Such cooperation shall include, but not be limited to, taking any physical examinations that may be requested by the insurance company.

       6. INVENTIONS AND CONFIDENTIAL INFORMATION. The Employee hereby covenants, agrees and acknowledges as follows:

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


              (a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its businesses.

              (b) The Employee's employment hereunder creates a relationship of confidence and trust between the Employee and the Company with respect to certain information pertaining to the business of the Company and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of the Company or its Affiliates which may be made known to the Employee by the Company or any of its Affiliates or by any client or customer of the Company or any of its Affiliates or learned by the Employee during the period of Employee's employment by the Company.

              (c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Employee during the period of Employee's employment or arising out of Employee's employment) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

              (d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Employee (whether at the request or suggestion of the Company, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee's employment by the Company which may pertain to the business, products, or processes of the Company or any of its Affiliates (collectively hereinafter referred to as "Inventions"), will be promptly and fully disclosed by the Employee to an appropriate executive officer of the Company (other than the Employee) without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by Employee as aforesaid. For the purposes of this Agreement, the term "Affiliate" or "Affiliates" shall mean any person, corporation or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For the purposes of this definition, "control" when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              (e) The Employee will keep confidential and will hold for the Company's sole benefit any Invention which is to be the exclusive property of the Company under this Section 6 for which no patent, copyright, trademark or other right or protection is issued.

              (f) The Employee also agrees that the Employee will not without the prior written consent of the Board of Directors of the Company (i) use for Employee's benefit or disclose at any time during Employee's employment by the Company, or thereafter, except to the extent required by the performance by the Employee of the Employee's duties as an employee of the Company, any information obtained or developed by Employee while in the employ of the Company with respect to any Inventions or with respect to any customers, clients, suppliers,

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


products, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any of its Affiliates, or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by the Employee not permitted hereunder, or (ii) take with the Employee upon leaving the employ of the Company any document or paper relating to any of the foregoing or any physical property of the Company or any of its Affiliates.

              (g) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; PROVIDED, HOWEVER, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

              (h) The Employee agrees that upon termination of Employee's employment by the Company for any reason, the Employee shall immediately return to the Company all documents and other property in Employee's possession belonging to the Company or any of its Affiliates.

              (i) Without limiting the generality of Section 9 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

       7. TERMINATION. (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

                     (i)    death of the Employee;

                     (ii) termination of the Employee's employment hereunder by the Employee at any time for any reason whatsoever (including, without limitation, resignation or retirement) other than for "good reason" as contemplated by clause (v)(B) below;

                     (iii) termination of the Employee's employment hereunder by the Company because of the Employee's inability to perform Employee's duties on account of disability (where no reasonable accommodation would permit Employee to perform the essential functions of his job or incapacity) for a period of ninety (90) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months;

                     (iv) termination of the Employee's employment hereunder by the Company at any time for "cause" (as hereinafter defined), such termination to take effect immediately upon written notice from the Company to the Employee; and

                     (v)    termination of the Employee's employment hereunder
       (A) by the Company at any time, other than termination by reason of disability or incapacity as contemplated by clause (iii) above or termination by the Company for "cause" as contemplated by clause (iv) above and (B) by the Employee for "good reason" (as hereinafter defined).

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


              The following actions, failures or events shall constitute "cause" for termination within the meaning of clause (iv) above: (i) the Employee's conviction of, admission of guilt to or plea of NOLO CONTENDERE or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any crime or offense that constitutes a felony in the jurisdiction involved; (2) acts constituting fraud or breach of fiduciary duty against the Company which are materially detrimental to the Company, (3) failure by the Employee to obey the reasonable and lawful orders of the Board of Directors of the Company, (4) any act by the Employee in violation of Section 8 hereof, any statement or disclosure by the Employee in violation of Section 6 hereof, or any material breach by the Employee of a representation or warranty contained in
Section 1(b) hereof; (5) excessive absenteeism (other than by reason of disability) after written notice from the Board of Directors of the Company of prior similar actions; (6) excessive alcoholism or addiction to drugs not prescribed by a qualified physician (other than by reason of disability) after written notice from the Board of Directors of the Company of prior similar actions; (7) gross negligence by the Employee in the performance of, or willful disregard by the Employee of, the Employee's obligations hereunder.

              The following actions, failures or events shall constitute "good reason" within the meaning of clause (V)(B) above: (1) a material breach by the Company of its obligations under this Agreement, (2) a material diminution of the Employee's responsibilities or authority hereunder, (3) a decision by the Board of Directors of the Company not to engage in the Business (as that term is defined in the Asset Purchase Agreement dated as of October 10, 2000 between the Company and Storage Technology Corporation, (4) a decrease in a one-year period of ten percent (10%) or more in either the Employee's Base Salary or the maximum bonus percentage that may be paid to Employee unless the same such decrease(s) is imposed equally upon all members of the Company's executive management team and (5) the removal of the Employee from the Board of Directors of the Company or the failure of the shareholders of the Company to elect the Employee to the Board of Directors.

              (b) In the event that Employee's employment is terminated by the Company for any reason other than "cause," or the Employee's employment is terminated by the Employee for "good reason" (the `Triggering Events'), then (i) all options granted to the Employee under Section 4(b) hereof which have not vested shall immediately vest, (ii) all options granted to the Employee shall be exercisable until the earlier of (a) the expiration date of such options or (b) the second anniversary of the date of the Triggering Event, and (iii) the Company immediately shall pay to the Employee a payment equal to the Base Salary to which Employee would have been entitled during the one-year period following the date of the Triggering Event had the Employee not been terminated, plus a bonus equal to the Target Bonus the Employee would have been paid had he achieved his Bonusable Goals for that year and had continued to achieve the same Bonusable Goals throughout the one-year period following the date of the Triggering Event.

              (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in paragraph (b) above, the Company (and its Affiliates) shall not be obligated to make any payments to the Employee or on the Employee's behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of the Employee's salary and bonus as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts which may be then otherwise payable to the Employee from the Company's benefits plans or reimbursement policies, if any.

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              (d)    No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

       8. NON-COMPETITION. (a) The term "Non-Compete Term" shall mean the period during which Employee is employed hereunder and the one-year period thereafter.

       During the Non-Compete Term:

                     (i) the Employee will not make any statement or perform any act intended to advance an interest of any direct competitor of the Company or any of its Affiliates in any way that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing customers or clients, or knowingly solicit or encourage any other employee of the Company or any of its Affiliates to do any act that is disloyal to the Company or any of its Affiliates or inconsistent with the interest of the Company or any of its Affiliate's interests or in violation of any provision of this Agreement;

                     (ii) the Employee will not discuss with any customers or clients of the Company or any of its Affiliates the present or future availability of services or products of a business, if the Employee has or expects to acquire a proprietary interest in such business or is or expects to be an employee, officer or director of such business, where such services or products are directly competitive with services or products which the Company or any of its Affiliates provides;

                     (iii) the Employee will not make any statement or do any act intended to cause any customers or clients of the Company or any of its Affiliates to make use of the services or purchase the products of any directly competitive business in which the Employee has or expects to acquire a proprietary interest or in which the Employee is or expects to be made an employee, officer or director, if such services or products directly compete with the services or products sold or provided or expected to be sold or provided by the Company or any of its Affiliates to any customer or client; and

                     (iv) the Employee will not directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in direct competition with, or own any interest in, perform any services for, participate in or be connected with (i) any business or organization which engages in direct competition with the Company or any of its Affiliates in any geographical area where any business is presently carried on by the Company or any of its Affiliates, or (ii) any business or organization which engages in direct competition with the Company or any of its Affiliates in any geographical area where any business shall be hereafter, during the period of the Employee's employment by the Company, carried on by the Company or any of its Affiliates, if such business is then being carried on by the Company or any of its Affiliates in such geographical area; PROVIDED, HOWEVER, that the provisions of this Section 8(a) shall not be deemed to prohibit the Employee's ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company. At the end of the Employee's employment, if any, the Company, in good faith, shall provide to the Employee a list of the Company's then-existing direct competitors, Affiliates, customers, businesses, organizations and others to which this Section 8 refers.

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              (b)    During the Non-Compete Term, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other person or firm which rendered manufacturing or other services, or sold any products, to the Company or any of its Affiliates if such action by Employee would have a material adverse effect on the business, assets or financial condition of the Company or any of its Affiliates.

              (c) In connection with the foregoing provisions of this Section 8, the Employee represents that Employee's experience, capabilities and circumstances are such that such provisions will not prevent Employee from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 8 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. It is understood and agreed that the covenants made by the Employee in this Section 8 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

              (d) For purposes of this Section 8, proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of such business.

              (e) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; PROVIDED, HOWEVER, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

       9.     CHANGE IN CONTROL.

              (a) TERMINATION PAYMENTS. In the event Employee's employment under this Agreement is terminated by the Company on or following a Change in Control (as defined in Section 9(c)), the Company shall pay to Employee and Employee shall be entitled to all the payments and rights he would have had if Employee had terminated his employment for "good reason" as set forth in Section 7(b). The aforesaid amount shall be paid to Employee within thirty (30) days of the date of termination. In addition, the maximum number of options granted pursuant to Sections 4(b) hereof that have not previously vested shall immediately vest as of the date of the Change of Control regardless of the vesting schedule set forth in such Section. Neither the occurrence of a Change in Control, nor the vesting in any options as a result thereof shall require the Employee to exercise any options. In the event of a conflict between any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

              (b) EXCISE TAX GROSS UP. If it is determined by an independent accountant mutually acceptable to the Company and Employee that as a result of any payment in the nature of compensation made by the Company to (or for the benefit of) Employee pursuant to this Agreement or otherwise, an excise tax may be imposed on Employee pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay Employee

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in cash an amount to provide Employee with a full tax gross-up under the provisions of this Section, so that on a net after-tax basis, the result to Employee shall be the same as if the excise tax under Section 4999 of the Code (or any successor provisions) had not been imposed.

              (c) CHANGE IN CONTROL. For purposes of this Agreement "Change in Control" shall mean that any of the following events has occurred: (A) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by the Company, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act, (irrespective of any vesting or waiting periods) of Common Stock or any class of stock convertible into Common Stock in an amount equal to forty (40%) percent or more of the Common Stock (treating all classes of outstanding stock, units or other securities convertible into stock units as if they were converted into Common Stock) issued and outstanding immediately prior to such acquisition and disregarding any equity raise in connection with the financing of such transaction; (B) Common Stock in excess of forty (40%) percent is purchased pursuant to a tender or exchange offer other than an offer by the Company; or
(C) the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company own immediately after consummation of such transaction, equity securities possessing less than fifty (50%) percent of the surviving or acquiring company.

              (d) Except for any rights which Employee may have pursuant to this Section 9, the Company shall have no further obligations hereunder following such termination after a Change of Control.

       10. NON-ASSIGNABILITY. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, Employee's beneficiaries, or legal representatives without the Company's prior written consent; PROVIDED, HOWEVER, that nothing in this Section 10(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon Employee's death or incapacity.

              (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

       11.    BINDING EFFECT. Without limiting or diminishing the effect of
Section 10 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

       12. NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, attention: Chief Financial Officer (with a copy to Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, New York, New York 10022, Attention: Eric M. Hellige, Esq.), and if to the Employee, at Employee's home address set forth above, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

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       13.    SEVERABILITY. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 8 hereof is void or constitutes an unreasonable restriction against the Employee, such provision shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than
Section 6 or 8 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

       14. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

       15. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

       16. APPLICABLE LAW AND VENUE. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Any action to enforce the terms of this Agreement shall be brought in a court of proper jurisdiction within the State of Colorado.

       17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       18. SURVIVAL. The termination of Employee's employment hereunder shall not affect the enforceability of Sections 6 or 8.

       19. FURTHER ASSURANCES. The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

       20. HEADINGS. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

       21. FACSIMILE SIGNATURES. Facsimile signatures will be accepted as originals.


       IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

                                        FRONT PORCH DIGITAL INC.



                                        By:  /S/ TIMOTHY M. PETRY
                                           -------------------------------
                                            Name: Timothy M. Petry
                                            Title: Chief Financial Officer



                                        /S/ JEAN REICZYK
                                        ----------------------------------
                                        JEAN REICZYK

                                                                      SCHEDULE A
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Equity Pier LLC